Exhibit 10.2

WIND DOWN AGREEMENT

WIND DOWN AGREEMENT (“Agreement”), dated August 29, 2022, by and between RIBBON COMMUNICATIONS OPERATING COMPANY, INC. (“RCOCI”) and AVCTECHNOLOGIES USA, INC. (“AVCT USA”). Each of RCOCI and AVCT USA a Party, and collectively, the Parties.

BACKGROUND

WHEREAS, that certain Reseller Agreement was entered into by RCOCI as Reseller and AVCT USA as Supplier with an effective date of August 6, 2021, and amended pursuant to Amendment No. 1 effective September 27, 2021, and Amendment No. 2 effective December 3, 2021 (the “Reseller Agreement”); and

WHEREAS, disputes have arisen between the Parties regarding the Reseller Agreement and the Parties desire to fully and finally resolve such disputes without admission of liability; and

WHEREAS, the Parties desire to unwind their arrangements under the Reseller Agreement to maximize the benefit to each of them respectively.

NOW THEREFORE, in consideration of the foregoing recitals and the attachments hereto which are incorporated as material terms of this Agreement, and in consideration of the mutual covenants, promises, and representations hereinafter made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Reseller Agreement.

2.	The Reseller Agreement is terminated effective as of August 29, 2022 (the “Termination Date”). No provision of the Reseller Agreement shall continue or be enforceable following the Termination Date, regardless of how such provision is characterized in the Reseller Agreement, except to the extent expressly provided for herein.

3.	Concurrently herewith, and contingent upon receipt of the consideration specified in Section 4 herein:

3.1.	AVCT USA grants to RCOCI a non-exclusive, worldwide, irrevocable, perpetual, transferrable, fully paid-up license (a) to U.S. Patent Application No. 14/800,453 (Media Playback Synchronization Across Multiple Clients) (the “Patent”) and (b) the source code (the “Code”) and resulting runtime code for the software setforth in Section 4 of JPMC Project Schedule No. 1 “Description of Deliverables” in Amendment No. 2 to the Reseller Agreement (the “Kandy Link Software” and, collectively with the Patent, the “Products”), to make, use, sell, export products using the Products, to use, deploy and modify the Code, and to sublicense third parties to do, without limitation, any of the foregoing. The Parties shall take such other actions as are necessary or appropriate to carry out the interest and purposes of this License, including execution of other agreements in connection with same, and AVCT USA shall deliver: (1) on the Effective Date, a copy of the current source code (root directory) for the “Products, and (2) within a timeframe jointly established by the Parties, such existing material relating thereto and in AVCT USA’s possession that would enable RCOCI engineers or subcontractors to develop, manufacture and support the Products and the lab equipment and tools associated with testing and supporting the Products (the “Lab Environment”, and with the Patent and the Products hereinafter referred to as the “Conveyed Technology”). RCOCI shall provide reasonable access to AVCT or its designee to the Lab Environment to the extent necessary to allow AVCT or its designee to satisfy AVCT’s obligations to customers of the Products for which AVCT is directly billing such customers (the “AVCT Customers”).

3.2.	For the avoidance of doubt, AVCT USA retains all ownership rights in the Conveyed Technology, including the ability to exercise all of the rights being granted to Ribbon.

4.	In consideration of AVCT USA’s assignment of the Assigned Technology, RCOCI shall:

4.1.	Pay AVCT USA two million five hundred thousand dollars ($2,500,000.00) via wire transfer into escrow held by counsel for AVCT USA which funds will be released to AVCT USA upon confirmation that RCOCI has been provided with access to the root directory source code for the Products;

4.2.	Deliver executed copies of the Warrant Termination Agreement and Stock Redemption Agreement annexed to the Settlement Agreement being entered into by the Parties concurrently with this Agreement; and

4.3.	Pay the prorated Q3 2022 Milestone Payment as described in paragraph 8 of the Amendment No. 2 to the Reseller Agreement as follows:

4.3.1.	July 2022 prorated payment of $188,366.67 shall be credited against the Net Payable Due RCOCI as described in 2.2.1 of the Settlement Agreement;

4.3.2.	August 2022 prorated payment of $188,366.67 shall be due and payable on upon execution of the Settlement Agreement;

4.3.3.	September payment $188,366.67 shall be cancelled; and

4.4.	Assume responsibility and costs of going forward maintenance and support for the Conveyed Technology, including the cost of the workforce necessary for the same as it applies to premise-based solutions deployed by customers of RCOCI, and to provide the Support Services specified in Attachment 1 hereto (the “Support Services”) to AVCT and the AVCT Customers. Notwithstanding the foregoing, except as expressly set forth in Attachment 1 and below, RCOCI is not assuming the obligations AVCT may owe to any third party with respect to the Conveyed Technology including obligations to AVCT Customers. Provided that, in the event RCOCI makes any system-wide upgrades or modifications to the Conveyed Technology to address known issues in the Products that would be applicable to the AVCT Customers, RCOCI will make such upgrades or modifications available to AVCT and the AVCT Customers.

5.	In the event of a sale transaction involving AVCT, AVCT may assign its rights under this Agreement to its successor.

6.	This Agreement may be executed in any number of counterparts. All such counterparts may be exchanged via facsimile or e-mail, and counterparts taken together will be deemed to constitute one and the same instrument. Delivery of an executed counterpart by facsimile or email shall be equally as effective as delivery of an original executed counterpart.

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IN WITNESS WHEREOF, the authorized representatives of the Parties evidence each Party’s agreement to the terms of this Agreement with their signatures below.

Ribbon Communications Operating Company, Inc.		AVCtechnologies USA, Inc.

By:	/s/ Patrick Macken	By:	/s/ Kevin Keough
Name:	Patrick Macken	Name:	Kevin Keough
Its:	President	Its:	Chief Executive Officer
Date:	8/29/2022	Date:	8/29/2022

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